For Immediate Release

June 2, 2025

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507

Broadstone Net Lease Provides an Update on Recent Business Activity and Participation at Nareit’s REITweek 2025 Annual Conference

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“Broadstone,” “BNL,” the “Company,” “we,” “our,” or “us”), today provided an update on its recent business activity through June 2, 2025. Additionally, the Company announced that BNL’s CEO, John Moragne and CFO, Kevin Fennell, will be participating in the Nareit REITweek 2025 Annual Conference in New York, NY on June 3 and June 4, 2025.

JUNE 2025 BUSINESS UPDATE

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Quarter-to-date, we have invested $83.3 million, including $54.7 million in new property acquisitions and $28.6 million in build-to-suit developments.
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Year-to-date, we have invested $171.7 million, including $113.7 million in new property acquisitions, and $55.1 million in build-to-suit developments, and $2.8 million in revenue generating capital expenditures. Total investments consist of $152.5 million in industrial properties and $19.2 million in retail properties.
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As of the date of this release, we have $191.6 million of new property acquisitions under control, consisting of $170.2 million in industrial properties and $21.4 million in retail properties.
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During the quarter, we successfully sold two healthcare assets for gross proceeds of $5.5 million, bringing our year-to-date total dispositions to $12.9 million. As a result of the second quarter dispositions, we have reduced our Clinical & Surgical healthcare properties to 2.4% of our total ABR.
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In connection with our previously announced $400 million unsecured term loan maturing in 2028, we exercised the remaining $100 million draw feature, increasing the total term loan to $500 million. The proceeds were used to repay outstanding borrowings on our revolving credit facility.
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Collected 99.1% of base rents due year-to-date for all properties under lease.

The following table summarizes developments that are actively under construction and reflects cumulative investments as of June 2, 2025:

(unaudited, in thousands)
Property	Projected Rentable Square Feet	Start Date	Target Stabilization Date	Lease Term (Years)	Annual Rent Escalations	Estimated Total Project Investment	Cumulative Investment at 6/2/2025	Estimated Remaining Investment	Estimated Cash Capitalization Rate	Estimated Straight-line Yield[1]
In-process retail:
7 Brew (High Point - NC)	1	Dec. 2024	Jun. 2025	15.0	1.9%	$1,975	$1,477	$498	8.0%	8.8%
In-process industrial:
Sierra Nevada (Dayton - OH)	122	Oct. 2024	Nov. 2025	15.0	3.0%	58,563	19,064	39,500	7.6%	9.4%
Sierra Nevada (Dayton - OH)	122	Oct. 2024	Mar. 2026	15.0	3.0%	55,525	15,044	40,481	7.7%	9.6%
Southwire (Bremen - GA)	1,178	Dec. 2024	Jul. 2026	10.0	2.8%	115,411	15,926	99,485	7.8%	8.8%
Fiat Chrysler Automobile (Forsyth - GA)	422	Apr. 2025	Aug. 2026	15.0	2.8%	78,242	10,542	67,700	6.9%	8.4%
Total / weighted average	1,844			13.1	2.8%	$309,716	$62,053	$247,664	7.5%	8.9%
Stabilized industrial:
UNFI (Sarasota - FL)	1,016	May 2023	Completed	15.0	2.5%	200,958	200,958	—	7.2%	8.6%
Stabilized retail:
7 Brew (Charleston - SC)	1	Feb. 2025	Completed	15.0	1.9%	1,729	1,035	694	7.9%	8.8%
Total / weighted average	2,861			13.9	2.7%	$512,404	$264,046	$248,358	7.4%	8.8%

1 Represents the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of March 31, 2025, BNL’s diversified portfolio consisted of 769 individual net leased commercial properties with 762 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2025 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 20, 2025, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which was filed with the SEC on May 1, 2025, both of which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Please note that such Risk Factors will be updated, if necessary, through the filing of Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.